EXHIBIT 4.03

CERTIFICATE OF TRUST

OF

SOUTHWEST GAS CAPITAL II

THIS CERTIFICATE OF TRUST of Southwest Gas Capital II (the “Trust”), dated as of June 23, 2003, is being duly executed and filed by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C.§§3801, et seq.) (the “Act”).

(i) Name. The name of the statutory trust being formed hereby is Southwest Gas Capital II.

(ii) Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware are The Bank of New York (Delaware), P.O. Box 6973, White Clay Center, Route 273, Newark, Delaware 19714.

(iii) Counterparts. This Certificate of Trust may be executed in one or more counterparts, all of which together shall constitute one and the same instrument.

(iv) Effective Date. This Certificate of Trust shall be effective as of its filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the trustees of the Trust, have executed this Certificate of Trust as of the date first above written in accordance with Section 3811(a) of the Act.

THE BANK OF NEW YORK (DELAWARE), as Trustee

By:	/s/ WILLIAM T. LEWIS
Name:	William T. Lewis
Title:	Senior Vice President

GREGORY J. PETERSON, as Trustee

/s/ GREGORY J. PETERSON

Gregory J. Peterson

ROBERT M. JOHNSON, as Trustee

/s/ ROBERT M. JOHNSON

Robert M. Johnson